Exhibit 99.1
                       PRESS RELEASE DATED August 12, 2004



             United Medicorp, Inc. Announces Second Quarter Results

Dallas, Texas -- United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI.OB) announced today its results for the second quarter of 2004, as certified by Peter W. Seaman, Chairman and CEO, and Nathan E. Bailey, Vice President and Controller.

Revenue for the second quarter ended June 30, 2004 was $1,242,991, an increase of 43 percent from $867,403 in the prior year quarter. Net income for the second quarter was $217,145 compared to net income of $38,870 in the prior year quarter. Net income per share for the second quarter was $0.0072, compared to net income per share of $0.0013 in the prior year quarter.

Revenue for the six months ended June 30, 2004 was $2,336,461, and increase of 33 percent from $1,753,642 for the corresponding six-month period a year ago. Net income for the current six-month period was $304,322 compared to net income of $124,359 for the corresponding six-month period a year ago. Net income per share for the current six-month period was $0.0102, compared to per share net income of $0.0043 in the prior year six-month period.

Pete Seaman, CEO, stated, "Although we are very pleased with the results of operations for the second quarter, and first six months of 2004, it is important to note that 34% of gross revenue in the second quarter was from contracts for which the term was completed during the second quarter. While management's current projections indicate continued profitability for the remainder of 2004, it is unlikely that the Company will maintain the level of performance that it attained during the second quarter of 2004."

Nathan Bailey, Vice President and Controller added, "The Company has now reported net income for fifteen consecutive quarters since the move to Pampa in September of 2000. The investments that the Company has made in sales and marketing over the past two years has produced the results seen in the first six months and second quarter of 2004. The Company will need to continue its sales and marketing efforts and the recent success in bringing in new business, in order to replace completed contracts, and continue the pattern of growth seen over the last four years. "


United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.